Exhibit 3.21

ARTICLES OF ORGANIZATION

OF

WORLDSPAN SOUTH AMERICAN HOLDINGS LLC

I.                                         NAME.  The name of the Limited Liability Company is WORLDSPAN SOUTH AMERICAN HOLDINGS LLC (the “Company”).

II.                                     MANAGEMENT.  Management of the Company is vested in its sole Member, WORLDSPAN, L.P., who may from time to time in its discretion appoint one or more officers to manage the business and affairs of the Company.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization, this 1st day of November, 1999.

/s/ David G. Thunhorst
David G. Thunhorst As Organizer